    As filed with the Securities and Exchange Commission on January 15, 1999
                                                           Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           THE LEARNING COMPANY, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                              94-2562108
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


                    One Athenaeum Street, Cambridge, MA 02142
               (Address of principal executive offices) (Zip code)

               PALLADIUM INTERACTIVE, INC. 1996 STOCK OPTION PLAN
                                       and
               PALLADIUM INTERACTIVE, INC. 1997 STOCK OPTION PLAN
                            (Full title of the Plans)

                                 Neal S. Winneg
                    Senior Vice President and General Counsel
                           The Learning Company, Inc.
                              One Athenaeum Street
                         Cambridge, Massachusetts 02142
                     (Name and address of agent for service)

                                 (617) 494-1200
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------
  Title of                            Proposed           Proposed
 Securities            Amount          Maximum            Maximum          Amount of
   to be               to be        Offering Price       Aggregate        Registration
 Registered        Registered(1)     Per Share(2)    Offering Price(2)        Fee
 ----------        -------------    --------------   -----------------    ------------
Common Stock,
$.01 par value
per share         39,465 shares        $ 7.154         $282,332.61         $ 83.29
--------------------------------------------------------------------------------------

----------
(1) Consists of shares issuable under the Palladium Interactive, Inc. 1996 Stock Option Plan and the Palladium Interactive, Inc. 1997 Stock Option Plan.
(2) The offering price is computed pursuant to paragraph (h) of Rule 457 under the Securities Act of 1933, as amended, on the basis of the weighted average price at which the options may be exercised.

                                INTRODUCTORY NOTE

         On December 14, 1998, The Learning Company, Inc., a Delaware corporation (the "Registrant"), and Mattel, Inc., a Delaware corporation ("Mattel"), announced that they have signed a definitive agreement ("the Agreement") for the merger of their two companies (the "Merger"). Under the terms of the Agreement, at the effective time of the Merger, the stockholders of the Registrant will receive a number of shares of Mattel Common Stock equal to the number determined by dividing $33.00 by the Average Acquiror Price (as defined below); provided, however that (i) if the number determined by dividing $33.00 by the Average Acquiror Price is less than or equal to 1.0, the Exchange Ratio shall be 1.0, and (ii) if the number determined by dividing $33.00 by the Average Acquiror Price is 1.2 or higher the Exchange Ratio shall be 1.2. Average Acquiror Price means the average of the closing prices of Mattel Common Stock on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Transaction Tape for the ten trading days selected by lot out of the twenty trading days ending on and including the fifth trading day preceding the effective time of the Merger (the "Random Trading Days"). The Random Trading Days will be selected by lot by designated representatives of Mattel and the Registrant at 5:00 p.m. New York City time on the second trading day preceding the effective time of the Merger. The Merger Agreement provides that upon consummation of the Merger, the Registrant will be merged with and into Mattel. Consummation of the Merger is subject to various conditions set forth in the Merger Agreement. In connection with the Merger Agreement, the Registrant and Mattel entered into an Option Agreement, dated as of December 13, 1998 (the "Option Agreement"), pursuant to which the Registrant granted to Mattel the right to purchase up to 18% of the Registrant's outstanding Common Stock. The option granted pursuant to the Option Agreement is exercisable upon the occurrence of certain events, none of which has occurred at the time of this filing. Also, in connection with the Merger Agreement, certain stockholders of the Registrant entered into stockholder support agreements (the "Stockholder Support Agreements") with Mattel, pursuant to which such stockholders agreed to vote their shares in favor of the approval and adoption of the Merger Agreement.

         The foregoing description of the Merger, the Merger Agreement, the Option Agreement and the Stockholder Support Agreements is qualified in its entirety by reference to the Merger Agreement and the Option Agreement, copies of which are filed as exhibits to the Registrant's Current Report on Form 8-K, dated December 13, 1998, and the Stockholder Support Agreements, copies of which are filed as exhibits to the Merger Agreement.





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



PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The information required by Part I is included in documents sent or given to participants in the Palladium Interactive, Inc. 1996 Stock Option Plan and the Palladium Interactive, Inc. 1997 Stock Option Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this Registration Statement by reference:

                  (a) The Registrant's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains, either directly or by incorporation by reference, audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

                  (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

                  (c) The description of the Common Stock, $.01 par value per share ("Common Stock"), contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

         Item 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

         Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the Common Stock offered hereby will be passed upon for the Registrant by Neal S. Winneg, General Counsel of the Registrant. Mr. Winneg owns options to purchase an aggregate of 165,500 shares of Common Stock, which are or become exercisable in periodic installments through August 2001.




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


         Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

         Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 8 of the Company's Restated Certificate of Incorporation provides for elimination of directors' personal liability and indemnification as follows:

         "8.       LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

         8.1 ELIMINATION OF CERTAIN LIABILITIES OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Section by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         8.2      INDEMNIFICATION AND INSURANCE

                  8.2.1 RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation, as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action




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


in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to its fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

                  8.2.2 NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate, Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

                  8.2.3 INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law."

         The Registrant has purchased directors' and officers' liability insurance which would indemnify the directors and officers of the Registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

         Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.




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


         Item 8.  EXHIBITS.

         The Exhibit Index immediately preceding the exhibits attached hereto is incorporated herein by reference.

         Item 9.  UNDERTAKINGS.

         1.       The Registrant hereby undertakes:

                  (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                  (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.




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


         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 15th day of January, 1999.



                                          THE LEARNING COMPANY, INC.


                                          By: /s/ Michael J. Perik
                                              -------------------------------
                                              Michael J. Perik
                                              Chairman of the Board and
                                              Chief Executive Officer



                                POWER OF ATTORNEY


         We, the undersigned officers and directors of The Learning Company, Inc. hereby severally constitute Michael J. Perik, R. Scott Murray and Neal S. Winneg, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable The Learning Company, Inc. to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


   Signatures                            Capacity                    Date
   ----------                            --------                    ----


/s/ Michael J. Perik            Chairman of the Board           January 15, 1999
------------------------------  and Chief Executive Officer
Michael J. Perik                (Principal Executive Officer)


/s/ R. Scott Murray             Executive Vice President        January 15, 1999
------------------------------  and Chief Financial Officer
R. Scott Murray                 (Principal Financial and
                                Accounting Officer)


/s/ Kevin O'Leary               Director and President          January 15, 1999
------------------------------
Kevin O'Leary


/s/ Lamar Alexander             Director                        January 15, 1999
------------------------------
Lamar Alexander


/s/ Michael A. Bell             Director                        January 15, 1999
------------------------------
Michael A. Bell


/s/ Anthony J. DiNovi           Director                        January 15, 1999
------------------------------
Anthony J. DiNovi


/s/ Robert Gagnon               Director                        January 15, 1999
------------------------------
Robert Gagnon


/s/ Mark E. Nunnelly            Director                        January 15, 1999
------------------------------
Mark E. Nunnelly


/s/ Carolynn N. Reid-Wallace    Director                        January 15, 1999
------------------------------
Carolynn N. Reid-Wallace


/s/ Robert A. Rubinoff          Director                        January 15, 1999
------------------------------
Robert A. Rubinoff


/s/ Scott M. Sperling           Director                        January 15, 1999
------------------------------
Scott M. Sperling


/s/ Paul J. Zepf                Director                        January 15, 1999
------------------------------
Paul J. Zepf





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


                                  EXHIBIT INDEX


Exhibit
Number
-------

5        Opinion of Neal S. Winneg, Esq.

23.1     Consent of PricewaterhouseCoopers LLP.

23.2     Consent of PricewaterhouseCoopers LLP.

23.3     Consent of Ernst & Young LLP.

23.4     Consent of Neal S. Winneg, Esq. (included in Exhibit 5).

24 Power of Attorney (included in the signature pages of this Registration Statement).






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